      As filed with the Securities and Exchange Commission on June 4, 1999

                                              Registration No. 333-74105

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
             (Exact name of Registrant as specified in its charter)

            Nevada                                      13-3130236
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                    Identification Number)


                               444 Madison Avenue
                            New York, New York 10022
                                 (212) 688-3333
                        (Address and telephone number of
                    registrant's principal executive offices)

                               DR. GEORGE N. FARIS
                             Chief Executive Officer
                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                         444 Madison Avenue, Suite 3203
                            New York, New York 10022
                            Telephone: (212) 688-3333
                           Telecopier: (212) 688-6657
                               (Name, address and
                     telephone number of agent for service)
                                   Copies to:
                               CHARLES SNOW, ESQ.
                             SNOW BECKER KRAUSS P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                               Fax: (212) 949-7052

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


Title of Each                             Proposed Maximum
Class                                     Aggregate           Proposed          Amount of
of Securities          Amount to be       Offering Price      Maximum           Registration
to be Registered       Registered         Per Security(1)     Offering Price    Fee
----------------       ----------         ---------------     --------------    ------------

Common Stock
$.08 par value ....     6,750,978 (2)       $1.00   (3)        $ 6,750,978       $1,876.77
Common Stock
$.08 par value.....    13,252,951 (2)       $1.06   (5)        $14,048,128        3,905.38
                                                                                 ---------
  Total                                                                          $5,782.15(4)
                                                                                 =========

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

(2) Represents shares to be sold by the selling securityholders named herein, including

      o up to 2,574,986 shares that have been or may be acquired upon conversion of the Registrant's 14% convertible notes due April 21, 2000, or in payment of accrued interest thereon.

      o up to 11,388,888 shares that may be acquired upon conversion of the Registrant's 5% convertible secured debentures due February 18, 2004, or in payment of accrued interest thereon.

      o 3,268,548 shares that may be acquired upon exercise of outstanding warrants

      o 2,446,507 shares previously acquired

      o 325,000 shares that may be acquired upon exercise of outstanding options

      Also includes an indeterminate number of shares that the selling securityholders may acquire as a result of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of the convertible notes, convertible debentures, warrants and options.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing price of the common stock on the Nasdaq National Market on March 5, 1999.

(4)   Of this amount $1,876.77 was previously paid.

(5) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing price of the common stock on the Nasdaq National Market on June 2, 1999.

                             -----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

         The prospectus included in this Registration Statement relates to the resale by the selling securityholders of:

         1. An aggregate of 20,003,929 shares of common stock subject to this Registration Statement.

         2. An aggregate of 3,018,550 shares of common stock that the selling securityholders may acquire upon exercise of warrants were included in the Registrant's Registration Statement on Form S-3 (Registration No. 333-52859), declared effective on May 27, 1998.

        PRELIMINARY PROSPECTUS DATED JUNE 4, 1999, SUBJECT TO COMPLETION.


                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

                                  Common Stock

The selling securityholders named in this prospectus are offering and selling shares of common stock of American International Petroleum Corporation, including

     o up to 2,574,986 shares that they may acquire upon conversion of our 14% convertible notes due April 21, 2000, and in payment of accrued interest on the convertible notes, at an assumed conversion price of $0.65 per share

     o up to 11,388,888 shares that they may acquire upon conversion of our 5% convertible secured debentures due February 18, 2004, and in payment of accrued interest on the convertible debentures, at an assumed conversion price of $0.90 per share

     o 6,287,098 shares that they may acquire upon exercise of warrants, including 3,018,550 shares offered by our prospectus dated May 27, 1998, which is superseded by this prospectus

     o 325,000 shares that they may acquire upon exercise of options

     o 2,446,507 shares previously acquired

The common stock is quoted on the Nasdaq National Market under the symbol
"AIPN".

The common stock is a speculative investment and involves a high degree of risk. You should read the description of certain risks under the caption "Risk Factors" commencing on page 3 before purchasing the common stock.



These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is __________, 1999

Information Contained In This Prospectus Is Subject to Completion or Amendment. A Registration Statement Relating to These Securities Has Been Filed With The Securities And Exchange Commission. These Securities May Not Be Sold Nor May Offers to Buy Be Sold Nor May Offers to Buy Be Accepted Prior to The Time The Registration Statement Becomes Effective. This Prospectus Shall Not Constitute an Offer to Sell or the Solicitation of an offer to Buy Nor Shall There Be Any Sale of These Securities in Any State in Which Such Offer, Solicitation or Sale Would Be Unlawful Prior to Registration or Qualification under the Securities Laws of Any State.

                               Table of Contents

                                                                            Page
                                                                            ----

Risk Factors ...........................................................       3
Forward Looking Statements .............................................       9
Selling Securityholders ................................................      10
Plan of Distribution ...................................................      11

Information About American International Petroleum Corporation..........      11
Information Incorporated By Reference ..................................      11

Legal Matters ..........................................................      13
Experts ................................................................      13



                                 ---------------

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                  Risk Factors

WE HAVE A HISTORY OF OPERATING LOSSES AND THESE LOSSES MAY CONTINUE. We have experienced significant losses since we began operations. We incurred net losses of approximately $9.1 million for the year ended December 31, 1998, approximately $1.8 million for the year ended December 31, 1997 and approximately $4.7 million for the year ended December 31, 1996, and a net loss of approximately $3.0 million for the three months ended March 31, 1999 as compared to a net loss of approximately $800,000 for the three months ended March 31, 1998. As a result of these losses, as of March 31, 1999, we had an accumulated deficit of approximately $91 million. We will continue to incur losses until our asphalt refinery operations or Kazakstan licensing activities generate substantial revenues. We expect our expenses to increase as we expand our business. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain our profitability.

OUR AUDITORS HAVE ISSUED A GOING CONCERN COMMENT ON OUR FINANCIAL
STATEMENTS.
In connection with the audit of our financial statements for the year ended December 31, 1998, Hein & Associates, LLP, our independent auditors, included an explanatory paragraph in its report on our financial statements as to our ability to continue as a "going concern " as a result of

o a net loss of approximately $9.1 million during 1998, of which approximately $4.6 million represented non-operating or non-cash items

o commitments to fund our Kazakstan subsidiary

o a working capital deficit of approximately $4.9 million at December 31, 1998

OUR AVAILABLE CASH RESOURCES, TOGETHER WITH ANTICIPATED CASH FLOWS FROM OPERATIONS, MAY NOT BE SUFFICIENT TO CONTINUE OUR OPERATIONS AT CURRENT LEVELS AND TO SATISFY OUR FUNDING OBLIGATIONS, WITHOUT ADDITIONAL FINANCING.
We may require additional financing during 1999 to supplement anticipated cash flows from our refinery operations in Lake Charles, Louisiana in order to meet operating and other funding obligations. In the event we are unable to obtain the necessary financing to meet these obligations, our ability to continue operations at current levels will be materially and adversely effected. We may need to raise additional funds through public or private financings, including equity financings, that may be dilutive to stockholders. We cannot give you any assurance that we will be able to raise additional funds if our capital resources are exhausted, or that funds will be available on terms acceptable to us or at all.

WE DO NOT HAVE ANY PROVEN RESERVES OF GAS OR OIL.
Although we have identified structures within our Kazakstan license area, we have only just begun to drill these prospects, and accordingly, we do not have any proven reserves of oil and gas.

WE MAY SUFFER CAPITAL LOSSES BECAUSE OF THE SPECULATIVE NATURE OF THE OIL AND GAS BUSINESS.
We have experienced capital losses as a result of the speculative nature of the oil and gas industry, and we may experience such capital losses in the future. Even if reserves are found as a result of drilling, profitable production from reserves cannot be assured. We may not recover any oil or gas from drilling and if we do recover oil or gas, market conditions may be unfavorable and we may not be able to recover the costs of the drilling or receive any profits. In addition, our current financial condition and available cash resources may prevent our ability to drill offset wells.

WE ARE SUBJECT TO LOSSES FROM DRILLING AND OTHER HAZARDS.
Unusual or unexpected formation pressures, down-hole fires or other hazardous conditions may be encountered in drilling oil and gas wells and in the refining of oil. If we encounter such hazards, completion of wells or production of asphalt products may be substantially delayed and the costs significantly increased, and in the case of asphalt products, may result in the cancellation of customer contracts and adversely affect our ability to attract future business. Even though a well is completed and is found to be productive, water or other deleterious substances may be encountered, which may impair or prevent production of oil or gas, and which may adversely affect our operations. Since our refineries are located on inland waterways, floods and adverse weather conditions can hinder or delay feedstock and transportation of products at our refineries in Lake Charles, Louisiana and St. Marks, Florida and drilling and production operations. Labor disputes, work stoppages, shortages of equipment and materials or the unavailability of oil or asphalt barges and drilling rigs can also disrupt drilling and production operations.

OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL RISKS.
Extensive national and/or local environmental laws and regulations in both the United States and Kazakstan affect nearly all of our operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and off-site locations. We may incur substantial financial obligations in connection with environmental compliance.

We are occasionally subject to non-recurring environmental costs. The annual cost incurred in connection with these assessments varies from year to year, depending upon our activities in that year. The costs of such environmental impact assessments were not material in 1998, but may be in the future. We are not aware of any other anticipated nonrecurring environmental costs.

Kazakstan has comprehensive environmental laws and regulations and has adopted the environmental standards set out by the World Bank organizations. Enforcement is administered through the Kazakstan Ministry of Environment and related local state agencies. Our operations require a comprehensive environmental permit for all drilling and exploration activities.

We have no currently outstanding or anticipated reclamation issues in the United States or abroad.

Our operations are subject to all of the environmental risks normally incident to oil and gas exploration, drilling, and refining activities, which include, but are not limited to, blowouts, pollution and fires. Any of these occurrences could result in environmental damage or destruction, including the discharge of hazardous materials into the environment. Although we maintain comprehensive and general liability coverage as is customary in the oil and gas industry, and coverage against certain risks, we are not fully covered for damages incurred as a consequence of environmental mishaps. To the extent we are covered, the coverage may not be adequate protection in the event of an environmental problem.

WE MAY EXPERIENCE DIFFICULTIES IN MARKETING SOME OF OUR PRODUCTS.
Our ability to market some of our products depends upon

      o the proximity, capacity and cost of oil or gas pipelines and other facilities for the transportation of oil or gas

      o the quantity and quality of the oil or gas produced

      o our ability to provide asphalt products which satisfy state and federal highway quality specifications

      o the availability and cost of asphalt barges to transport asphalt products

GOVERNMENT LEGISLATION IN KAZAKSTAN AND OTHER FOREIGN COUNTRIES THROUGH WHICH OUR PRODUCTS MAY BE TRANSPORTED MAY AFFECT OUR BUSINESS.
Our exploration in western Kazakstan is subject to regulations imposed by the Kazakstan government. The Kazakstan government may limit oil and gas production and impose taxes on oil and gas when sold. We cannot predict whether such governmental actions may occur, nor anticipate the ultimate effect of governmental policies and contracts upon us. We also will be subject to the laws of jurisdictions through which oil and gas pipelines traverse. We cannot predict what policies these jurisdictions may follow, nor the impact of local regulations on our business.

OUR BUSINESS IS SUBJECT TO POLITICAL AND ECONOMIC CONDITIONS IN KAZAKSTAN.
A favorable political climate in Kazakstan and the openness of its markets to United States trade is essential to our success in Kazakstan. Kazakstan is a former constituent republic of the Soviet Union which declared its independence from the Soviet Union in December 1991. At the time of its independence, it became a member of the Commonwealth of Independent States, or CIS, the association of former Soviet states which have entered into agreements of cooperation and support for trade, border protection, immigration controls, environmental matters and overall cooperation for the economic and political stability and development of the member states. The Confederation of Independent States have embraced political and economic reforms, but, there remains political and economic instability the result of which could be detrimental to our operations there.

Because the CIS countries are in the early stages of development of a market economy, the commercial framework in still developing along with commercial laws, their applications and the enforcement of these laws. Although Kazakstan's laws regarding foreign investment provide for protection against nationalization and confiscation, there is little or no judicial precedent in this area. Foreign firms operating in this region may be subject to numerous other risks that are not present in domestic operations, including political strife, the possibility of expropriation, inadequate distribution facilities, restrictions on royalties, dividends and currency remittances, inflation, fluctuations of foreign currencies, high and unpredictable levels of taxation, requirements for governmental approvals for new ventures and local participation in operations.

OUR BUSINESS IS SUBJECT TO FOREIGN CURRENCY RISKS.
Since we have oil and gas operations outside the United States, our business is subject to foreign currency risks. These risks include

o The value of the local currency in Kazakstan relative to the U.S. dollar may continue to decline and is subject to continued volatility.

o Currency liquidity and restrictions in Kazakstan may adversely effect our business.

WE MAY ENCOUNTER DELAYS IN TRANSFER OF FUNDS IN AND OUT OF KAZAKSTAN SINCE ITS BANKING SYSTEM IS NOT WELL DEVELOPED.
Since the banking system in Kazakstan is not yet as developed as its Western counterparts, we may encounter considerable delays in the transfer of funds within, and the remittance of funds out of, Kazakstan. Any delay in converting Kazakstan currency into a foreign currency in order to make a payment, or delay in the transfer of such foreign currency could have a material adverse effect on our business.

WE MAY EXPERIENCE DIFFICULTIES IN REPATRIATING PROFITS AND CAPITAL.
Our ability to repatriate profits and capital and the making of other payments in hard currency is dependent upon the continuation of the existing administrative policies and practices and the availability of foreign exchange in sufficient quantities in Kazakstan.

OUR ASPHALT OPERATIONS HAVE BEEN LIMITED.
Since the first quarter of 1998, we have been engaged in the production and sale of asphalt products at our refinery in Lake Charles, Louisiana. Our refinery operation is subject to all of the risks and hazards associated with the establishment of a new business. Problems that can occur in the early stages of a business include delays, unanticipated expenses, marketing uncertainties, ability to obtain market acceptance of products, competition and production problems.

OUR SUCCESS IS DEPENDENT ON OUR KEY PERSONNEL WHO WE MAY NOT BE ABLE TO RETAIN AND WE MAY NOT BE ABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL TO SATISFY OUR PERSONNEL NEEDS.
Our success is dependent upon the efforts, abilities and expertise of our Chief Executive Officer, Dr. George N. Faris, as well as other key management personnel. Dr. Faris is employed pursuant to an employment agreement which renews automatically each year until written notice of termination is given by either Dr. Faris or us not later than 180 days prior to May 1 of any renewal term. We also maintain a $2,000,000 key man life insurance policy on the life of Dr. Faris. Our future success also is dependent, in part, on our ability to attract and retain qualified personnel. We cannot give you any assurance that we will be able to attract and retain qualified individuals. As compared to other publicly traded oil and gas companies, we have fewer resources to attract and/or retain key personnel, and we do not have the depth of managerial employees to rely upon in the event of the loss of any single employee. Accordingly, the loss of any key employee could have a material adverse affect on the operations of our business.

OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET FOR FAILURE TO SATISFY NASDAQ'S REQUIREMENTS FOR CONTINUED LISTING.
Our common stock is traded on the Nasdaq National Market System. To continue our listing, we are required to maintain net tangible assets of at least $4,000,000 and the bid price of our common stock must be at least $1.00 per share. By letter dated April 15, 1999, Nasdaq notified us that our common stock failed to satisfy its minimum bid price standard for continued listing since the closing bid price of a share of our common stock had been less than $1.00 for 30 consecutive business days. Under Nasdaq rules, we may achieve compliance with the minimum bid price requirement for continued listing on Nasdaq if the closing price of a share of our common stock is at least $1.00 for ten consecutive business days on or before July 13, 1999. The closing price of our common stock has been at least $1.00 per share since May 3, 1999. By letter dated June 1, 1999, Nasdaq advised us that we had demonstrated compliance with the minimum bid price requirement. We may not be able to continue to satisfy the requirements for the continued listing of our common stock on Nasdaq. If we are unable to satisfy Nasdaq's maintenance requirements, our common stock may be delisted. If we are delisted and we do not then qualify for a listing on a stock exchange, our common stock would be traded in the over-the-counter market and quoted on the NASD's Electronic Bulletin Board or the "pink sheets". Consequently, it may be more difficult for an investor to obtain price quotations for our common stock or to sell it.

IF OUR COMMON STOCK IS DELISTED, IT MAY BECOME SUBJECT TO THE SEC'S "PENNY STOCK" RULES AND MORE DIFFICULT TO SELL.
SEC rules require brokers to provide information to purchasers of securities traded at less than $5.00 and not traded on a national securities exchange or quoted on the Nasdaq Stock Market. If our common stock becomes a "penny stock" that is not exempt from the SEC rules, these disclosure requirements may have the effect of reducing trading activity in our common stock and make it more difficult for investors to sell. The rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with his confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock.

POSSIBLE ADVERSE EFFECT OF FUTURE SALES OF COMMON STOCK ON THE MARKET PRICE OF THE COMMON STOCK.
As of June 2, 1999, there were 71,705,301 shares of common stock outstanding, of which 64,060,094 shares are transferable without restriction under the Securities Act. The remaining 7,645,207 shares are restricted securities which may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. An additional

      o 16,031 shares may be acquired upon conversion of, and upon payment of accrued interest on, our 14% convertible notes, at an assumed conversion price of $0.65 per share, until such time as our stockholders approve the issuance, upon conversion of all previously converted and outstanding convertible notes, of more than a total of 9,807,150 shares, representing 19.99% of the outstanding shares on the date the convertible notes were initially issued, as required by the rules of the Nasdaq Stock Market, Inc. If such stockholder approval is obtained, holders of the convertible notes could acquire an additional 2,558,955 shares based upon the assumed conversion price. The actual conversion price is computed by reference to 85% of the lowest five consecutive daily weighted average sales price of the common stock on the Nasdaq National Market for the 40-day trading period preceding the date of conversion.

      o 11,388,888 shares may be acquired upon conversion of, and upon payment of accrued interest on, our 5% convertible debentures, at an assumed conversion price of $0.90 per share. The actual conversion price is computed by reference to the lesser of $1.288 and 85% of the average of the lowest 3 daily weighted average sale prices for the 20 trading days prior to the date of conversion.

      o 5,157,000 shares may be acquired upon exercise of stock options granted pursuant to our employee stock option plans at exercise prices ranging from $.50 to $2.00 per share.

      o 8,758,796 shares may be acquired upon exercise of warrants having exercise prices ranging from $.41 to $3.00 per share.

Substantially all of such shares, when issued, may be immediately resold in the public market pursuant to effective registration statements under the securities act. We cannot give you any assurance as to the effect, if any, that future sales of common stock, or the availability of shares of common stock for future sales, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock, or the possibility of such sales, could adversely affect the market price of the common stock and also impair our ability to raise capital through an offering of equity securities in the future.

WE MAY BE REQUIRED TO REDEEM A PORTION OF OUR CONVERTIBLE NOTES AND CONVERTIBLE DEBENTURES IN CASH IF WE ARE UNABLE TO OBTAIN STOCKHOLDER APPROVAL FOR THE ISSUANCE UPON CONVERSION OF 20% OR MORE OF THE SHARES OF OUR COMMON STOCK OUTSTANDING ON THE DATE THESE DEBT SECURITIES WERE ISSUED, AS REQUIRED BY NASDAQ RULES, WHICH PAYMENT, IF REQUIRED, MAY MATERIALLY IMPAIR OUR LIQUIDITY AND FINANCIAL CONDITION.

         Nasdaq rules require us to obtain stockholder approval for the issuance of securities involving the sale of 20% or more of our common stock on the date the securities were first issued, if the issuance of the common stock is for less than fair market value. Since the conversion terms of the convertible notes and convertible debentures provide for the issuance of common stock at a discount to market price, the Nasdaq limitation applies. To comply with Nasdaq rules, the terms of the convertible notes and the convertible debentures provide that the number of shares of common stock that the holders may acquire upon conversion may not exceed that number which would result in the issuance of 20% or more of the shares of common stock outstanding on the date the convertible notes or the convertible debentures were initially issued, unless stockholders have approved such issuance. If prior to obtaining stockholder approval, the holders of the convertible notes or convertible debentures request a conversion that but for such limitation would result in the issuance of 20% or more of the shares of common stock on the date such debt securities were first issued, the holders may demand that we redeem in cash all shares in excess of the maximum number of shares that we may issue as a result of such limitaton. The redemption price of the convertible debentures is 125% of the principal amount of the convertible debentures they would not be allowed to convert without stockholder approval, plus accrued but unpaid interest and penalty interest, if any. The redemption price of the convertible notes is equal to the number of shares in excess of the maximum number of shares that we may issue as a result of such limitation without stockholder approval times the market price of the common stock on the trading day preceding the day the holders request conversion, or approximately $3.9 million based upon the assumed conversion price of $0.65 per share referred to above. Our ability to make such cash redemption payments, if required, will depend upon our available cash resources at that time. The payment of such amounts may materially impair our liquidity and financial condition.

                           Forward Looking Statements

         Some of the information in this prospectus and the documents we incorporate by reference may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as may, "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. These statements discuss future expectations, estimate the happening of future events or our financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                            Selling Securityholders

The following table sets forth the names of the selling securityholders, the number of shares of common stock beneficially owned by each selling securityholder as of June 2, 1999, and the number of shares that each selling securityholder may offer, and the number of shares of common stock beneficially owned by each selling securityholder upon completion of the offering, assuming all of the shares are sold. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with American International Petroleum Corporation or any of its predecessors or affiliates.

The selling securityholders are offering up to 23,022,479 shares by this prospectus, including

      o 2,574,986 shares that they may acquire upon conversion of, and in payment of accrued interest on, our 14% convertible notes, at an assumed conversion price of $0.65, representing 85% of the lowest five consecutive daily weighted average sales price of the common stock on the Nasdaq National Market System for the 40-day trading period preceding June 2, 1999.

      o up to 11,388,888 shares that they may acquire upon conversion of, and in payment of accrued interest on, our 5% convertible debentures, at an assumed conversion price of $0.90. The actual conversion price is computed by reference to the lesser of $1.288 and 85% of the average of the lowest three daily weighted average sales price, of the common stock for the 20-day trading period prior to the date of conversion.

      o 6,287,098 shares that they may acquire upon exercise of warrants, including 3,018,550 shares offered by our prospectus dated May 27, 1998, which is superseded by this prospectus

      o 325,000 shares that they may acquire upon exercise of options

      o 2,446,507 shares previously acquired

The number of shares listed below as beneficially owned before the offering by each selling securityholder owning convertible notes has been computed, in part, based upon the terms of the convertible notes, which provide that the number of shares that the selling securityholders may acquire upon conversion may not exceed that number which would:

1. render those selling securityholders, as a group, the beneficial owners of more than 9.99% of the then issued and outstanding shares of common stock, or

2. result in the issuance of more than 9,807,150 shares, representing 19.99% of the shares of common stock on the date the convertible notes were issued unless and until stockholders approve the issuance upon conversion of more than that amount, as required by the rules of the Nasdaq Stock Market. Only 16,031 additional shares may be issued upon conversion of, or in payment of accrued interest on, the convertible notes until stockholder approval is obtained.

Since the convertible debentures are not convertible into shares of common stock prior to August 17, 1999, or such earlier date after which the closing bid price of the common stock has been at least $1.55 per share for five consecutive trading days, the number of shares beneficially owned by the selling securityholders in the table below is based only upon their ownership of warrants. Furthermore, the convertible debentures provide that the number of shares that the selling securityholder may acquire upon conversion of the convertible debentures may not exceed that number which would:

1. render that selling securityholder the beneficial owner of more than 4.9% of the then issued and outstanding shares of common stock, or

2. result in the issuance of an aggregate of more than 13,243,377 shares of common stock, representing 19.99% of the shares of common stock outstanding on February 18, 1999, the date upon which the convertible debentures were issued, unless and until stockholders approve the issuance upon conversion of more than 13,243,377 shares, as required by the rules of the Nasdaq Stock Market.

A selling securityholder that acquires shares upon conversion of the convertible debentures prior to August 17, 1999 may not sell on any day prior to that date a number of shares greater than ten percent (10%) of the daily sales volume of our common stock, as reported by Bloomberg LLP. on that date.

As of June 2, 1999, we had 71,705,301 shares of common stock outstanding. For purposes of computing the number and percentage of shares beneficially owned by each selling securityholder as of June 2, 1999, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling securityholder. Each of the selling securityholders owning convertible notes specifically disclaims beneficial ownership of the shares of common stock owned (or that it may acquire upon exercise or conversion of any derivative securities owned) by the other selling securityholders and, as such, the number of shares of common stock indicated does not reflect any shares of common stock beneficially owned by any other selling securityholder.

                                       Beneficial Ownership                               Beneficial Ownership
                                       of Common Stock Before        Shares of Common       of Common Stock
                                             Offering                  Stock Offered        After Offering
Name of Selling                      -------------------------       ----------------     --------------------
Securityholder                       Number          Percent                              Number        Percent
--------------                       ------        -----------                            ------        -------
Holders of convertible
notes and warrants:

IEO Holdings                        1,575,766        2.0%               1,258,706        133,333          --
Limited(1)
Hunkins Waterfont Plaza
Main Street, P.O. Box 556
CharlesTown, Nevis, West Indies

Summit Capital Limited(1)             787,883        1.0%                 629,353            0            --
Hunkins Waterfont Plaza
Main Street, P.O. Box 556
CharlesTown, Nevis, West Indies


Glacier Capital Limited(1)            787,883        1.0%                 629,353            0            --
Hunkins Waterfont Plaza
Main Street, P.O. Box 556
CharlesTown, Nevis, West Indies

Infinity Investors Limited(1)       4,727,296        5.9%               3,776,122      666,667            --
Hunkins Waterfont Plaza
Main Street, P.O. Box 556
CharlesTown, Nevis, West Indies

Holder of convertible
debentures and warrants:

Halifax Fund, L.P.(2)               2,000,000       2.71%              13,388,888              0          --
c/o Palladin Group, L.P.
195 Maplewood Avenue
Maplewood, N.J. 07040

Holders of warrants:

LKB Financial LLC(3)                  380,050         *                   118,550        261,500          *
4555 Mansell Road,
Suite 300
Alpharetta, Georgia 30202

GCA Strategic
Investment Fund Limited(3)            200,000         *                   200,000             0           --
c/o Prime Management Ltd.
12 Church St.
Hamilton, Bermuda HM11

J W Genesis Securities, Inc.(4)       250,000         *                   250,000             0           --
3565 Piedmont Rd.
Suite 300
Atlanta, Georgia 30302

Holder of shares and options:

Continental Capital &                 325,000         *                   325,000             0           --
Equity Corporation(5)
195 Wekiva Springs Road
Suite 200
Longwood, Florida 32779


                                       Beneficial Ownership                               Beneficial Ownership
                                       of Common Stock Before        Shares of Common       of Common Stock
                                             Offering                  Stock Offered        After Offering
Name of Selling                      -------------------------       ----------------     --------------------
Securityholder                       Number          Percent                              Number        Percent
--------------                       ------        -----------                            ------        -------
Holders of options:

Stephen B. Booke                       62,500         *                    62,500             0           --
355 Lexington Avenue
New York, New York 10017

Gerald A. Amato                        62,500         *                    62,500             0           --
355 Lexington Avenue
New York, New York 10017

Holders of shares:

Ehud Lavi                              40,000         *                    40,000             0           --
Karyoka Ltd.
Janot hader
Natanya, Israel 42930

Snow Becker Krauss P.C.               494,117         *                   261,212        232,905          *
605 Third Avenue
New York, New York 10158

International Energy Services, Inc.   184,186         *                   184,186             0           --
333 Clay St. Ste 4900
Houston, TX 77002

McGuire Woods Battle & Booth          134,384         *                   134,384             0           --
8280 Greensboro Dr. Ste 900
McLean, VA 22102

Messer Capparello & Self               35,073         *                    35,073             0           --
215 S. Monroe St. Ste 701
Tallahassee, FL 32302

Star Tankers, Inc.                     66,846         *                    66,846             0           --
200 Greenwich Ave.
Greenwich, CT 06830

Actrade Capital, Inc.               1,000,000       1.38%               1,000,000             0           --
200 Cottontail Lane
Sommerset, NJ 08873

Altay Kadyrzhanov                      13,714         *                    13,714             0           --
67 Djambula St.
Almaty, 480091, Kazakhstan

Nurlan Janseitov                       27,427         *                    27,427             0           --
190 Shevehenko St.
Almaty, 480008, Kazakhstan

AO Mangistau Munaigeofizika           196,973         *                   196,973             0           --
38 A Bldg. 8 Microdistrict
Aktau, 466200 Kazakhstan

Kaduna Corporation, Ltd.              100,000         *                   100,000             0           --
60 Nevis Street
St. John, Antigua

Waterpoint Inc.                        68,568         *                    68,568             0           --
P.O. Box 4890
Houston, TX 77210

Motion Industries, Inc.                29,328         *                    29,328             0           --
P.O. Box 489
Westlake, La. 70669

Dank Too                               53,396         *                    53,396             0           --
190 Shevchenko St.
Almaty, 480008, Kazakhstan

MED Shipping and Trading S.A.         110,400         *                   110,400             0           --
Kaiserstrasse 12, 60311
Frankfurt am Main, Germany

-------------------
*   Less than one percent (1%).

(1) HW Partners, L.P. serves as investment advisor to Infinity Investors Limited, IEO Holdings Limited, Summit Capital Limited and Glacier Capital Limited and has been granted investment discretion over the securities of American International Petroleum Corporation owned by each of those funds. In this capacity, HW Partners, L.P. and its general partner, H.W. Finance, L.L.C., may be deemed to have voting and dispositive power over such securities. Mr. Clark K. Hunt and Mr. Barrett Wissman are the principal officers of HW Partners, L.P.

(2) The Palladin Group is the general partner of and investment advisor to the Halifax Fund, L.P. Jeffrey E. Davis is the principal managing director of The Palladin Group, L.P.

(3) Lewis Lester and Michael Brown are the principals of GCA Strategic Investment Fund Limited and LKB Financial LLC.

(4) Paul Mannion, Jr., Per Hvid, Andrew Reckless and Vincent Sbarra are the principals of J.W. Genesis Securities, Inc.

(5) John Manion and Juan Ferriera are the principals of Continental Capital & Equity Corporation.

The shares of common stock offered by this prospectus have been registered pursuant to registration rights granted to the selling securityholders. We have agreed to pay all of the registration and filing fees, printing expenses, blue sky fees, if any, fees and disbursements of our counsel, and in the case of the selling securityholders who are holders of the convertible notes and warrants, certain fees and disbursements of one counsel for those selling securityholders (not to exceed $25,000). The selling securityholders have agreed to pay any underwriting discounts and selling commissions. In addition, we have agreed to indemnify the selling securityholders who are holders of the convertible notes and warrants, underwriters who may be selected by them and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. Those selling securityholders also have agreed, at our request, to indemnify our officers, directors and persons controlling American International Petroleum Corporation against such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling American International Petroleum Corporation pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                              Plan of Distribution

The selling securityholders may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices. They may sell their shares in the following types of transactions:

    o ordinary brokerage transactions and transactions in which the broker solicits purchasers

    o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

    o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus

    o face-to-face transactions between sellers and purchasers without a broker-dealer

The selling securityholders also may sell shares that qualify under Section 4(1) of the Securities Act or Rule 144. As used in this prospectus, selling securityholder includes donees, pledges, distributees, transferees and other successors in interest of the selling securityholders named in this prospectus.

In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may sell shares short and deliver the shares to close out such short positions. The selling securityholders also may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell under this prospectus. The selling securityholders also may pledge the shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders (or if any such broker-dealer acts as an agent for the purchaser of such shares, for such puchaser) in amounts to be negotiated in connection with the sale. Broker-dealers may agree with a selling securityholder to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for such selling securityholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling securityholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares from time to time in transactions (which may involve block trades of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then current market price or in negotiated transactions and, in connection with such resales, may pay or receive from the purchasers of such shares commissions as described above.

The selling securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

Information as to whether underwriters who may be selected by the selling securityholders, or any other broker-dealer, is acting as principal or agent for the selling securityholders, the compensation to be received by them, and the compensation to be received by other broker-dealers, in the event such compensation is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling securityholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.


         Information About American International Petroleum Corporation

      At American International Petroleum Corporation, we, through our wholly owned subsidiaries:

      o Produce, process and market conventional and technologically advanced polymer asphalt, vacuum gas, oil and other products at our refinery in Lake Charles, Louisiana utilizing low-cost, low-gravity, high sulphur crudes.

      o Blend and market asphalt to the Florida and Georgia asphalt markets utilizing our refinery in St. Marks, Florida as a distribution facility.

      o Engage in oil and gas exploration and development in western Kazakstan, where we own a 70% working interest in a 20,000 square kilometer exploration block.

We also are seeking other oil and gas projects in the United States, Russia and Central Asia.

      We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

                      Information Incorporated by Reference

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:


      1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including any amendment to that report.

      2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, including any amendment to that report.

      3. Proxy Statement dated June  , 1999.

      4. Current Report on Form 8-K dated March 1, 1999, including any amendment to that report.

      5. The description of the common stock contained in our Registration Statement on Form 8-A (File No. 0-14905) under Section 12 of the Securities Exchange Act, including any amendment or report updating that description.

You may request a copy of these filings, at no cost, by writing or calling us at:

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                               444 Madison Avenue
                            New York, New York 10022
                         Attention: Corporate Secretary
                            Telephone: (212) 688-3333



                                  Legal Matters

The validity of the shares of common stock offered by the prospectus has been passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. and an affiliated investment partnership hold 494,117 shares of common stock, all of which were issued for legal fees and disbursements.

                                     Experts

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K/A for the year ended December 31, 1998, have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in
Note 2 to the financial statements) of Hein + Associates LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing for the years ended December 31, 1996, 1997 and 1998.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses which will be paid by the Registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby:

Securities and Exchange Commission registration fee.............   $ 5,782.15
Legal fees and expenses.........................................    10,000.00
Listing fees ...................................................    17,500.00
Accounting fees.................................................     2,500.00
Printing........................................................     3,000.00
Miscellaneous...................................................   $ 1,217.85
                                                                   ----------
                        Total...................................   $40,000.00
                                                                   ==========



Item 15.      Indemnification of Directors and Officers

Under Section 78.751 of the Nevada Corporation Law ("NCL"), directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys' fees), actually and reasonably incurred as a result of specified actions or proceedings (including appeals), whether civil or criminal (other than an action by or in the right of the corporation - a "derivative action") if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of such an action (including appeals), except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

In accordance with Section 78.037(1) of the NCL, Article VIII of the Registrant's Certificate of Incorporation, as amended, eliminates the personal liability of the Registrant's directors to the Registrant or its shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article VIII and Section 78.037(1).

Article VII of the Registrant's Bylaws provides for indemnification of directors, officers and others as follows:

"On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees of any such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding. On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding."

The Registrant maintains insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss arising out of indemnification claims against directors and officers and to the extent otherwise permitted under the NCL.

Section 2.7(a) of the Registration Rights Agreement among the Registrant and the selling securityholders provides for indemnification by the Registrant of the selling securityholders, any underwriters who participate in the distribution of the shares of common stock offered hereby on behalf of the selling securityholders, the directors, officers and any persons who control the selling securityholders against certain liabilities under the Securities Act. In addition, Section 2.7(b) of the Registration Rights Agreement provides that, at the request of the Registrant, the selling securityholders will indemnify the Registrant and its directors, officers and any persons who control the Registrant against certain liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.      Exhibits

 4.1(1)  Form of 14% Convertible Note due April 21, 2000

 4.2(1) Form of Warrant issued pursuant to the Securities Purchase Agreement dated as of April 21, 1998.

 4.3(2) Form of Warrant issued pursuant to the Securities Purchase Agreement dated as of October 9, 1997.

 4.4(1)  Securities Purchase Agreement dated as of April 21, 1998.

 4.5(1) Agreement and First Amendment dated as of April 21, 1998 to Securities Purchase Agreement dated as of October 9, 1997.

 4.6(1)  Registration Rights Agreement dated as of April 21, 1998.

 4.7(4) Letter Agreement dated January 22, 1999 amending Securities Purchase Agreement dated as of April 21, 1998.

 4.8(3) Form of Closing Warrant issued pursuant to the Equity Financing Agreement dated as of April 21, 1998.

 4.9(4) Form of Warrant issued to GCA Strategic Investment Fund Limited on January 22, 1999

 4.10(5) Convertible Debenture Purchase Agreement dated as of February 11, 1999.

 4.11(5) Form of 5% Convertible Secured Debenture due February 18, 2004, as amended.

 4.12(5) Form of Warrant issued pursuant to the Convertible Debenture Purchase
         Agreement.

 4.13(5) Registration Rights Agreement dated as of February 18, 1999.

 4.14(5) Form of Warrant issued to JW Genesis Securities, Inc. dated as of
         February 18, 1999.

 5.1     Opinion of Snow Becker Krauss P.C.

10.1(4)  Form of Option Agreement with Continental Capital & Equity Corporation

10.2(4)  Form of Option Agreement with Stephen B. Booke and Gerald A. Amato

23.1     Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

23.2     Consent of Hein + Associates LLP.

24.1(4) Power of Attorney (included on the signature page of this Registration Statement)
---------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-52859), declared effective on May 27, 1998.

(2) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

(3) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-56981), filed on June 16, 1998.

(4)      Previously filed.

(5) Incorporated by reference to the Registrant's Current Report on Form 8-K/A dated April 26, 1999.

Item 17.      Undertakings.

The undersigned Registrant hereby undertakes that it will:

(a) (1) File, during any period in which it offers or sells the securities offered hereby, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

     (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 1, 1999.


American International Petroleum Corporation

By:  /s/ George N. Faris                           By:  /s/ Denis J. Fitzpatrick
     ------------------------------------               ---------------------------------
     Dr. George N. Faris                                Denis J. Fitzpatrick
     Chief Executive Officer and President              Chief Financial Officer
     (principal executive officer)                      (principal financial and accounting officer)


Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons on June 1, 1999 in the capacities stated.

Signature                                                      Title


/s/ George N. Faris
---------------------------                           Chief Executive Officer, President and Chairman of the
George N. Faris                                       Board of Directors (principal executive
                                                      officer)


/s/ Denis J. Fitzpatrick
---------------------------                           Vice President, Chief Financial Officer and
Denis J. Fitzpatrick                                  Secretary (principal financial and accounting
                                                      officer)

           *
---------------------------                           Director
Donald G. Rynne

           *
---------------------------                           Director
Daniel Y. Kim

           *
---------------------------                           Director
William R. Smart


           *
---------------------------                           Director
Richard Murphy

------
* By: /s/ George N. Faris
      -----------------------------------
          George N. Faris
          (Attorney-In-Fact)





                                  EXHIBIT INDEX

Exhibit No.                       Description

 4.1(1)  Form of 14% Convertible Note due April 21, 2000

 4.2(1) Form of Warrant issued pursuant to the Securities Purchase Agreement dated as of April 21, 1998.

 4.3(2) Form of Warrant issued pursuant to the Securities Purchase Agreement dated as of October 9, 1997.

 4.4(1)  Securities Purchase Agreement dated as of April 21, 1998.

 4.5(1) Agreement and First Amendment dated as of April 21, 1998 to Securities Purchase Agreement dated as of October 9, 1997.

 4.6(1)  Registration Rights Agreement dated as of April 21, 1998.

 4.7(4) Letter Agreement dated January 22, 1999 amending Securities Purchase Agreement dated as of April 21, 1998.

 4.8(3) Form of Closing Warrant issued pursuant to the Equity Financing Agreement dated as of April 21, 1998.

 4.9(4) Form of Warrant issued to GCA Strategic Investment Fund Limited on January 22, 1999

 4.10(5) Convertible Debenture Purchase Agreement dated as of February 11, 1999.

 4.11(5) Form of 5% Convertible Secured Debenture due February 18, 2004, as amended.

 4.12(5) Form of Warrant issued pursuant to the Convertible Debenture Purchase
         Agreement.

 4.13(5) Registration Rights Agreement dated as of February 18, 1999.

 4.14(5) Form of Warrant issued to JW Genesis Securities, Inc. dated as of
         February 18, 1999.

 5.1     Opinion of Snow Becker Krauss P.C.

10.1(4)  Form of Option Agreement with Continental Capital & Equity Corporation

10.2(4)  Form of Option Agreement with Stephen B. Booke and Gerald A. Amato

23.1     Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

23.2     Consent of Hein + Associates LLP.

24.1(4) Power of Attorney (included on the signature page of this Registration Statement)
---------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-52859), declared effective on May 27, 1998.

(2) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

(3) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-56981), filed on June 16, 1998.

(4)      Previously filed.

(5) Incorporated by reference to the Registrant's Current Report on Form 8-K/A dated April 26, 1999.